                                LOAN AGREEMENT
                                --------------

                         Made this 29 day of May, 1998

                                 By and Between

HOWARD PING LEUNG YEUNG ("HY") OF 2202 Kodak House 11, 39 Healthy Street, North Point, Hong Kong (the "Lender"); and

RADA ELECTRONIC INDUSTRIES Ltd., an Israeli company with headquarters located at 12 Medinat Hayehudim st, Herzliya-Pituch, Israel 4612 (the "Borrower").

RECITALS
--------

(1) Borrower desires to receive a loan from the Lender, and the Lender desires to extend a loan to the Borrower, in the principal amount of two million US dollars (US $2,000,000), on the terms and conditions more fully set forth in this Agreement; and

(2) Borrower further desires to receive a further loan from the Lender in the principal amount of One Million US Dollars (US $1,000,000) if HY exercises his option to advance such further sum, on the terms and conditions more fully set forth in this Agreement.


OPERATIONAL PROVISIONS
----------------------

1.  The Loan.
--  --------

        1.1. Subject to the terms and conditions hereof, the Lender shall lend to the Borrower, and the Borrower shall borrow from the Lender, the principal amount of two million dollars ($2,000,000) (the "First Loan").

        1.2. Subject to the terms and conditions hereof the Lender shall lend to the Borrower and the Borrower shall borrow from the Lender the principal amount of One Million Dollars (US $1,000,000) (the "Second Loan") if, at any time within a period of two years following the date of the advance of the First Loan, the Lender determines, at his absolute discretion, that he is prepared to advance the Second Loan to the Borrower pursuant to the terms of this Agreement.

        1.3. For the purpose of this Agreement the term the "Loan" shall mean the aggregate principal amounts of the First Loan and Second Loan as shall have been advanced from time by the Lender to the Borrower and which remains outstanding from the Borrower to the Lender.

        1.4. If the Lender determines that he is prepared to advance the Second Loan to the Borrower pursuant to the terms of this Agreement he shall serve a notice in writing on the Borrower to that affect.

2.  Advance.
--  -------

        2.1. The full principal amount of the First Loan shall be advanced to the Borrower concurrently with the execution of this Agreement.

        2.2. The full principal amount of the Second Loan shall be advanced to the Borrower forthwith after the date (falling within the period of two years after the advance of the First Loan) on which the Lender exercises his discretion to advance the Second Loan to the Borrower.

        2.3. Subject to Clause 1.2, nothing set out in this Agreement shall in any way oblige the Lender to advance the Second Loan to the Borrower either within the said period of two years after the date of the advance of the First Loan or otherwise.

        2.4. Monies advanced pursuant to the First Loan and the Second Loan are to be used by the Borrower as working capital.

3.  Maturity Date
--  -------------

        3.1. The Borrower shall repay to the Lender without setoff, deduction or any form of withholding (in whatever form) the full outstanding principal amount of the First Loan, together with all interest and expenses accrued thereon, on April ___ 2000 (the "First Maturity Date"). The Borrower shall have the right to repay the outstanding principal amount of the First Loan together with all interest accrued thereon at any time prior to the First Maturity Date. If the Borrower shall repay either in whole or in part the outstanding principal amount of the First Loan prior to the First Maturity Date, the Borrower shall upon making any such payment pay all interest accrued thereon to the Lender.

        3.2. The Borrower shall repay to the Lender without set off, deduction or any form of withholding (in whatever form) the full outstanding principal amount of the Second Loan, together with all interest and expenses accrued thereon, on the second anniversary of the date upon which the Second Loan is advanced from the Lender to the Borrower (the "Second Maturity Date"). The Borrower shall have the right to repay the outstanding principal amount of the Second Loan together with all interest accrued thereon at any time prior to the Second Maturity Date. If the Borrower shall repay either in whole or in part the outstanding principal of the Second Loan prior to the Second Maturity Date the Borrower shall upon making any such payment pay all interest accrued thereon to the Lender.

4.  Interest.
--  --------

        4.1. Rate; Computation. Interest shall accrue on the outstanding
             -----------------
        principal amount of the Loan at the rate of 11% per annum, based on a year of 365 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Subject to Clause 3.1, the Borrower shall pay all accrued interest and expenses to the Lender on and in respect of the First Loan on the First Maturity Date. Subject to Clause 3.2, the Borrower shall pay accrued interest and expenses to the Lender on and in respect of the Second Loan on the Second Maturity Date. "Business Day" shall mean a day on which banks are not required or authorized to close in London, England.

        4.2. Arrears Rate. Anything herein to the contrary notwithstanding, any
             ------------
        payment of principal, interest or expenses hereunder that is not made when due shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to 4% above the rate otherwise in effect hereunder.

5.  Payments.
--  --------

        5.1. Place and Time. The Borrower shall make all payments hereunder not
             --------------
        later than 11:00 A.M., London, England time, on the date when due, in U.S. Dollars to the Lender at its address as set forth in Clause 9.5 below, in same day funds.

5.2.    Taxes.
        -----

        5.2.1. All payments by the Borrower hereunder shall be made free and clear of, and without any deduction for, any and all present or future taxes, including levies, deductions, charges and withholdings, and all liabilities with respect thereto, excluding taxes imposed on the income of the Lender by England or any political subdivision thereof ("Taxes"). In the event that the Borrower shall be required by law to deduct any Taxes from any payment hereunder, the sum payable shall be increased as may be necessary so that after making all required deductions, the Lender shall receive the sum it would have received had no such deductions been made.

        5.2.2. In addition, the Borrower will pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, registration of this Agreement, from any payment hereunder, or otherwise with respect hereto ("Other Taxes").

        5.2.3. The Borrower will indemnify the Lender for the full amount of any Taxes or Other Taxes imposed on the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

        5.3. Expenses. All expenses incurred by the Lender in relation to the
             --------
        collection of the amounts payable to it pursuant to this agreement, including but not limited to costs of court proceedings and legal fees, will be reimbursed by the Borrower to the Lender on a fully indemnity basis and will be considered part of the principal amount of the Loan.

        5.4. Allocation. The Lender has the sole and exclusive discretion to
             ----------
        allocate every amount received from the Borrower (whether or not the date of the payment for such amount has arrived) to the account of interest, and/or repayment of principal and/or expenses, and/or other payments to which the Lender is entitled hereunder.

        5.5. No Set-off. The Borrower shall not be entitled to deduct or set-
             ----------
        off, against any payment hereunder, any present or future claims or obligations which may be owing to it from the Lender.

6.  Warrants.
--  --------

        6.1. The Borrower shall issue to the Lender, upon the execution of this Agreement, warrants in the form set out in Schedule 1 to purchase three hundred and sixty thousand (360,000) Ordinary Shares of 0.02 NIS (New Israeli Shekels) of the Borrower exercisable at any time during the period of two years following the date of the advance of the First Loan at the following exercise price. Options to purchase one hundred and twenty thousand shares at an exercise price of one and a half US Dollars (US $1.5) per share. Options to purchase one hundred and twenty thousand shares at an exercise price of two dollars ($2) per share. Options to purchase one hundred and twenty thousand shares at an exercise price of two and a half dollars ($2.5) per share.

        6.2. If within the period of two years following the date of the advance of the First Loan the Lender serves a notice on the Borrower pursuant to Clause 1.4 by which he states that he is prepared to advance the Second Loan, then the Borrower shall issue to the Lender, within five Business Days after service of the said notice, a warrant in the form set out in
        Schedule 2 to purchase One Hundred and Eighty Thousand (180,000) Ordinary Shares of 0.02 NIS (New Israeli Shekels) of the Borrower exercisable at any time during the period of two years after the date of the advance of the Second Loan at an exercise price of Two and a half US Dollars ($2.50) per Share. The "Termination Date" (as defied in the form of the said warrant set out in Schedule 2) shall be the date falling two years after the date upon which the Lender serves the aforesaid notice on the Borrower pursuant to Clause 1.4.

7.  Negative Covenants.  So long as any amount of the Loan including interest
--  ------------------
and expenses payable thereon remains outstanding, the Borrower shall not, without the prior consent of the Lender:

        7.1. Debt. Create or suffer to exist, or permit any of its subsidiaries
             ----
        to create or suffer to exist, any Debt if, immediately after giving effect to such Debt and the receipt and application of any proceeds thereof, the ratio of the consolidated Debt of the Borrower and its subsidiaries to the aggregate consolidated tangible assets of the Borrower and its subsidiaries would be greater than 1:1. "Debt" means
        (i) indebtedness for money borrowed (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which should be, in accordance with generally accepted accounting principles, be recorded as capital leases and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

        7.2. Liens, etc. Create or suffer to exist, or permit any of its
             ----------
        subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, and right to receive income, in each case to secure or provide for the payment of any Debt of any person, other than
        (i) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or any subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, or (ii) liens or security interests existing on such property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition), provided, that the aggregate outstanding principal amount of the indebtedness secured by the liens or security interests referred to in clauses (i) and (ii) above shall not exceed US $15,000,000 at any time.

        7.3. Dividends, etc. Declare or make any dividend payment of cash, on
             --------------
        account of any shares of any class of capital stock of the Borrower in excess of US $2,000,000 in a year for any financial year of the Borrower in which the Loan is outstanding.


8.  Events of Default
--  -----------------

        8.1.    "Event of Default" means any of the following:

        8.1.1. If the Borrower shall fail to pay any principal or, interest on, the Loan when the same becomes due and payable,

        8.1.2. If any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made,

        8.1.3. If the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement on its part and such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Lender.

        8.1.4. If any event shall occur or condition shall exist under any agreement or instrument relating to any other Debt of the Borrower or its subsidiaries, the effect of which is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid, prior to the stated maturity thereof.

        8.1.5. If the Borrower or any of its subsidiaries shall not be able to pay its debts when due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower or any of is subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for the relief or the appointment of a receiver, administrator, trustee, or other similar official for it or for any part of its property, or the Borrower or any of its subsidiaries shall take any corporate action to authorize any of the action set forth in this subsection.

        8.1.6. If any judgment or order for the payment of money in excess of $500,000 (five hundred thousand US Dollars) shall be rendered against the Borrower or any of its subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon which a stay of enforcement of such judgement or order, by reason of a pending appeal or otherwise, shall not be in effect.

        8.1.7. If any material adverse change occurs in the financial condition, results of operations of business of the Borrower, which in the reasonable opinion of the Lender creates a suspicion that Borrower will not be able to fulfill all its payment obligation under this Agreement.

        8.1.8. If the Borrower and/or KST Corp. commit a material breach of the Joint Venture Agreement dated 11th October 1996 made between the Borrower (1), the Lender (2), New Reef Holdings Limited (3), KST Corp
        (4) and Horsham Enterprises Limited (5) as amended and supplemented by a Deed of Amendment dated 9th July 1997 made between such parties and a Second Amendment dated 16 March 1998 between such parties.

        8.2. In any Event of Default should occur and be continuing, the Lender may, by notice to the Borrower, declare the principal amount of the Loan, all interest and expenses thereon, and all other amount payable under this Agreement to be immediately due and payable, whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

9.  Miscellaneous
--  -------------

        9.1. Further Assurances. Each of the parties hereto shall perform such
             ------------------
        further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

        9.2. Governing Law; Jurisdiction. This Agreement shall be governed by
             ---------------------------
        and construed according to the laws of England and Wales and the parties hereby irrevocably submit to the jurisdiction of the English Courts save that the Lender reserves the right to commence any proceedings, suit and/or actions in any legal jurisdiction in order to assert, defend and enforce its rights, obligations and/or remedies whether hereunder or otherwise.

        9.3. Successors and Assigns; Assignment. Except as otherwise expressly
             ----------------------------------
        limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Borrower without the prior consent in writing of the Lender.

        9.4. Entire Agreement; Amendment and Waiver. This Agreement together
             --------------------------------------
        with and the Schedules and Exhibits hereto and thereto, constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties of this Agreement.

        9.5. Notices, etc. All notices and other communications required or
             -------------
        permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, potage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

                 if to the Lender:    Roy K.C. Chan
                                      2202 Kodak House II,
                                      39 Healthy Street, North Point
                                      Hong Kong
                                      Fax:  ____________________

                 if to the Borrower:  Rada Electronic Industries Ltd.
                                      12 Medinat Hayehudim St.
                                      Herzliya- Pituch, Israel 4612
                                      Fax:  ____________________

        or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this section shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent by fax, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-Business Day) on the first Business Day following transmission and electronic confirmation of receipt.

        9.6. Delays or Omissions. No delay or omission to exercise any right,
             --------------------
        power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

        9.7. Severability. If any provision in this Agreement shall be found or
             ------------
        be held to be invalid or unenforceable under applicable law, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party hereto. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

        9.8. Counterparts. This Agreement may be executed in any number of
             ------------
        counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

        9.9. Reference to Clauses and Schedules are references to Clauses and Schedules of this Agreement.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a deed as of the day and year first above written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a deed as of the day and year first above written.


Signed and Delivered
As a Deed by
HOWARD PING LEUNG
YEUNG in the presence of:



Signed and Delivered
As a Deed by
RADA ELECTRONIC INDUSTRIES LTD.
Acting by two of its officers


/s/ Meir Shariv                                  /s/ Meir Hermel
____________________________                     ____________________________
By:  Meir Shariv                                 By:  Meir Hermel
Title:  Director and Officer                     Title:  CEO

                          VARIATION OF LOAN AGREEMENT
                          ---------------------------

                          Made this 29 day of May 1998

                                 By and Between

HOWARD PING LEUNG YEUNG ("HY") of 2202 Kodak House II, 39 Healthy Street, North Point, Hong Kong (the "Lender"); and

RADA ELECTRONIC INDUSTRIES LTD., an Israeli company with headquarters located at 12 Medinat Hayehudim St, Herzliya-Pituch, Israel 4612 (the "Borrower").


RECITALS
--------

(1) This Agreement is supplemental to the Loan Agreement (the "Agreement") made on the 29 day of May 1998 between the parties hereto

(2) The parties have agreed to vary certain terms of the Agreement, but otherwise confirm all the other terms of the Agreement

OPERATIONAL PROVISIONS
----------------------

1.  The Variations
--  --------------
        1.1. The following variations shall apply forthwith and take effect as if they had been original terms of the Agreement:

             1.1.1. In Clause 2.4 of the Agreement the words "working capital" shall be deleted and replaced by the words "for repaying loans and credit lines from Banks and other financial institutions."

             1.1.2. The wording of Clause 4.1 of the Agreement shall be deleted and replaced by the following wording:

               "4.1 Rate:  Computation:  Payment  Interest shall accrue on the
                    ----------------------------
                    outstanding principal amount of the Loan at the rate of 11% per annum, based on a year of 365 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. The Borrower shall pay all accrued interest and expenses to the Lender on and in respect of the First Loan quarterly in arrear on the first Business Day in each of June, September, December and March in each year the first payment to be made on the first applicable Business Day next following the date of making the First Loan. The Borrower shall pay accrued interest and expenses to the Lender on and in respect of the Second Loan quarterly in arrear on the first Business Day in each of June, September, December and March in each year the first payment to be on the first applicable Business Day next following the date of advance of the Second Loan. "Business Day" shall mean a day on which banks are not required or authorised to close in London, England."

2.  Counterparts
--  ------------

  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as a deed as of the day and year first above written.

Signed and Delivered
As a Deed by
HOWARD PING LEUNG YEUNG
in the presence of:



Signed and Delivered
As a Deed by
RADA ELECTRONIC INDUSTRIES LTD.
Acting by two of its officers

/s/ Meir Shariv                                  /s/ Haim Nissenson
____________________________                     _______________________________
By:  Meir Shariv                                 By:  Haim Nissenson
Title:  Director and Officer                     Title:  President & CEO